UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2014

Skyline Medical Inc.

(Exact name of Registrant as Specified in its Charter)

Delaware	000-54361	33-1007393
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2915 Commers Drive, Suite 900 Eagan, Minnesota	55121
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (651) 389-4800

Former Name or Former Address, if Changed Since Last Report: Not Applicable

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously disclosed in a Current Report on Form 8-K filed with the Securities and Exchange Commission on July 24, 2014 (the “Original 8-K”), on July 23,2014, Skyline Medical Inc. (the “Company”) entered into Securities Purchase Agreements (the “Securities Purchase Agreements”) and registration rights agreements (the “Registration Rights Agreements”) with two accredited investors in connection with the issuance and sale for an aggregate purchase price of $600,000 in a private placement transaction of senior convertible notes in an original principal amount of $733,173.60 (the “Original Notes”), which Original Notes would be convertible into a certain amount of shares (the “Original Conversion Shares”) of the Company’s common stock, par value $0.01 (the “Common Stock”), and warrants (the “Original Warrants”) to initially acquire up to 2,443,911 shares of Common Stock (the “Original Warrant Shares”). These Securities Purchase Agreements provided the Company with the right to enter into one or more additional Securities Purchase Agreements with certain affiliates of the Company and certain persons with whom the Company had a pre-existing relationship (collectively, the “Affiliates”) pursuant to which the Company could issue and sell for an aggregate purchase price of $900,000 (i) one or more senior convertible notes, in an original principal amount of up to $1,099,760.40 (the “Affiliate Notes”), which Affiliate Notes would be convertible into a certain amount of shares of the Company’s Common Stock in accordance with the terms of the Affiliate Notes, and (ii) one or more warrants (the “Affiliate Warrants”) to initially acquire up to 3,665,862 additional shares of Common Stock (the “Additional Bridge Financing”). There was no assurance that any amount would be raised in the Additional Bridge Financing.

From July 31, 2014 through September 5, 2014, the Company completed private placements for an aggregate purchase price of $875,000 (i) Affiliate Notes in an original principal amount of $1,069,221.50 (the “Issued Affiliate Notes” and, together with the Original Notes, the “Notes”), which Issued Affiliate Notes would be convertible into a certain amount of shares (the “Issued Affiliate Conversion Shares”) of Common Stock and (ii) Affiliate Warrants (the “Issued Affiliate Warrants” and, together with the Original Warrants, the “Warrants”) to initially acquire up to 3,564,033 additional shares of Common Stock (the “Issued Affiliate Warrant Shares”, and collectively with the Issued Affiliate Notes, the Issued Affiliate Warrants and the Issued Affiliate Conversion Shares, the “Issued Affiliate Securities”), pursuant to the terms of the Securities Purchase Agreements (collectively, the “Affiliates Securities Purchase Agreements”), by and between the Company and certain Affiliates and certain persons with whom the Company has a pre-existing relationship (the “Affiliate Purchasers”). The Company and the Affiliate Purchasers also entered into registration rights agreements relating to the Issued Affiliate Conversion Shares and the Issued Affiliate Warrant Shares (the “Affiliates Registration Rights Agreements”). The terms and conditions of the Affiliates Securities Purchase Agreements, the Affiliate Notes, the Affiliates Warrants and the Affiliates Registration Rights Agreements are substantially the same as the Form of Securities Purchase Agreement, Form of Senior Convertible Note, Form of Warrant and Form of Registration Rights Agreement attached as exhibits to the Original 8-K. As the Company has completed the Additional Bridge Financing, no additional closings will be held.

The Issued Affiliate Securities were offered and sold without registration under the Securities Act of 1933, as amended (the “Securities Act”), or state securities laws, in reliance on the exemptions provided by Section 4(a)(2) of the Securities Act and Regulation D promulgated thereunder. The Issued Affiliate Securities may not be offered or sold in the United States without an effective registration statement or pursuant to an exemption from applicable registration requirements. This Current Report on Form 8-K is neither an offer to sell nor the solicitation of an offer to buy the Issued Affiliate Securities.

Under the terms of the Registration Rights Agreements and Affiliates Registration Rights Agreements, the Company was required to file a registration statement on Form S-1 to cover the resale of the Original Conversion Shares, the Original Warrant Shares, the Issued Affiliate Conversion Shares and the Issued Affiliate Warrant Shares (the “Resale Registration Statement”) and have the Resale Registration Statement declared effective by the Securities and Exchange Commission (the “SEC”). The Company filed the Resale Registration Statement on August 25, 2014 (as amended on September 8, 2014), and the Resale Registration Statement was declared effective on September 8, 2014. As a result of the Company filing the Resale Registration Statement and the SEC declaring it effective within the time periods specified in the Registration Rights Agreements and Affiliates Registration Rights Agreements, (1) the outstanding principal amount of the Notes was reduced from $1,802,395.10 to $1,603,270.10 (without any cash payment by the Company) and any accrued and unpaid interest with respect to such portion of the principal amount of the Notes that was extinguished was similarly extinguished, and (2) the number of shares of Common Stock issuable upon the exercise of the Warrants was reduced from 6,007,944 shares of Common Stock to 5,344,194 shares of Common Stock (without any cash payment by the Company).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off- Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 is incorporated into this Item 2.03 by this reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information included in Item 1.01 is incorporated into this Item 3.02 by this reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

skyline medical inc.

By:	/s/ Josh Kornberg
	Name:	Josh Kornberg
	Title:	President and Chief Executive Officer

Date: September 9, 2014